Exhibit 10.7

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This is Amendment No. 1 (the “Amendment”) to the Employment Letter Agreement dated November 23, 2010 by and between Sitel Operating Corporation (the “Company”) and Patrick W. Tolbert (“Employee”). This Amendment is effective January 1, 2011 (the “Effective Date”), but actually made on the date(s) set forth below.

Recitals

A.	The Company and Employee entered into an employment letter agreement dated November 23, 2010 with an effective date of October 25, 2010 (the “Employment Agreement”).

B.	The Company and Employee now mutually desire to amend the Employment Agreement to clarify the terms of the Bonus/Incentive Compensation element of compensation.

C.

The parties intent that, except as expressly amended by this Amendment, the Employment Agreement shall remain in full force and effect. Further, this Amendment shall form a part of the Employment Agreement for all purposes and the Employment Agreement and this Amendment shall be read together.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the sufficiency of which is specifically acknowledged by the Company and Employee, it is agreed as follows:

Agreements

1.	Schedule A to the Employment Agreement “Bonus/Incentive” subsection (b) is hereby replaced with the following:

(b) 2011 Incentive Plan year – a guaranteed bonus of $457,500 accrued daily at a rate of 30 days per month and payable in equal quarterly payments of $114,375. Each payment will be made on the last pay date of each quarter. Accrual of the 2011 incentive plan year bonus ends on the last day of active employment. Upon termination you are entitled to receive only the bonus accrued as of the last date of active employment and all other rights to the 2011 incentive plan year bonus are forfeited.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Employment Agreement as of the Effective Date but actually on the date(s) stated below:

Sitel Operating Corporation

By:	/s/ David Garner

Title:	CEO

Date:	3/4/11

/s/ Patrick W. Tolbert
Patrick W. Tolbert

Date:	March 2, 2011

November 23, 2010

Patrick W. Tolbert

7566 East Gem Shores Road

Hayden Lake, Idaho 83835

Re:  Executive Agreement – Global Chief Financial Officer

Dear Pat,

This letter (this “Agreement”) sets forth the terms and conditions upon which Sitel Operating Corporation (the “Company”) offers to employ you in the position as set out in the attached Schedule A.

1.	Duties, Responsibilities, Term and Compensation

Your job title, compensation, other current benefits, the Term (defined in Schedule A) and additional details are more fully set forth in Schedule A. Additionally, you should receive an annual performance review, which will include a discussion of your present compensation package.

2.	Termination

You agree that this Agreement and your employment by the Company shall immediately terminate upon your death, and may otherwise be terminated by either the Company or Employee for any reason upon written notice.

Other than as limited by applicable law, you agree that you (and your estate, if applicable) shall have no claim whatsoever against the Company or any other person for damages, remuneration or otherwise arising out of or relating to any termination of your employment by the Company. You specifically agree to execute and deliver appropriate resignations from all offices and positions with the Company and any other subsidiary or affiliate of the Company, if any, when requested by the Company following any termination of your employment with the Company.

3.	Definitions

For the purposes of this Agreement, the following terms have the meaning set out below; provided, that terms defined on Schedule A have the meaning set forth therein.

“Competitive Business” is defined as any business, entity or enterprise which provides or offers business process outsourcing services or products similar to those offered by the Company including, but not limited to, inbound and outbound telephone, mail, and electronic based services; back office and item processing services; collections, insurance, or other financial services; risk management services; and customer interaction, maintenance, and marketing services.

Two American Center, 3102 West End Avenue, Suite 1000 Nashville, Tennessee 37203 +1 615.301.7100 T | +1 615.301.7150 F | www.sitel.com	1

“Date of Termination” means the date you and the Company reasonably anticipate that you will not perform any further services for the Company or a related entity.

“Outstanding Amounts” means the aggregate of: (a) any accrued but unpaid portion of your Base Salary (i.e., the amount due for employment through the Date of Termination, but in no event to be construed as including any period beyond the Date of Termination) or bonus, including accrued vacation pay; (b) any declared (and supported by written documentation in accordance with Company policy) but unpaid portion of your bonus if payable under the terms of the Bonus Plan; and (c) any reimbursement of expenses properly incurred in the course of your employment by the Company.

4.	Termination Entitlements

If your employment is terminated under Section 2 of this Agreement, you shall be entitled to the Outstanding Amounts and no other payment or amounts. For the sake of clarity, your COBRA rights, if any, will commence effective as of the Date of Termination. Following your termination, in no event shall you receive any amount from the Company in excess of the aggregate of the Outstanding Amounts.

Except as otherwise explicitly stated in this Agreement, any benefits to which you or your beneficiaries may be entitled under any benefit plans in which you participate by reason of your employment with the Company shall be determined as of the Date of Termination in accordance with the terms of such plans, and you and your beneficiaries shall cease to accrue any benefits under such benefit plans from and after the Date of Termination.

To the fullest extent not otherwise limited by statute, you agree that the amounts payable pursuant to this Section 4, upon termination of this Agreement and your employment hereunder, shall be reduced by the amount of any payments that the Company is obligated to make to you by reason of such termination pursuant to applicable employment standards legislation.

5.	Confidentiality, Non-Competition and Non-Solicitation

The Company agrees to provide you with confidential, proprietary, and trade secret information belonging to the Company.

(a)	Acknowledgement. You acknowledge and agree that:

(i)

in the course of performing your duties and responsibilities during your employment with the Company, the Company shall give you access to and you will be entrusted with detailed confidential or proprietary information and trade secrets concerning the Company and its current or future subsidiaries, affiliates or associates (the “Confidential Information”) the disclosure of any of which to competitors of the Company or to the general public, or the use of the same by you outside your employment with the Company, would be highly detrimental to the interests of the Company and may result in irreparable injury to the Company, which could not be adequately compensated by monetary damages;

(ii)

in the course of performing your duties and responsibilities hereunder, you will be a representative of the Company and its subsidiaries and affiliates to third parties, and, as such, you will have significant responsibility for maintaining and enhancing the goodwill of the Company and such subsidiaries or affiliates with such parties;

(iii)	as a representative of the Company and its subsidiaries and affiliates, you owe fiduciary duties to the Company, including to act in the best interests of the Company; and

(iv)

the right to maintain the confidentiality of the Confidential Information, the right to preserve the goodwill and business advantage of the Company and the right to the benefit of any relationships with third parties that have developed by virtue of your employment hereunder constitute proprietary rights of the Company, which it is entitled to protect.

In acknowledgement of the matters described above and in consideration of your employment, the Company providing you with access to the Confidential Information, and other benefits to be received by you pursuant to this Agreement, you agree to comply with the covenants and restrictions set out in this Section 5.

(b)

Confidential Information. You agree that during the Term and at all times after the Date of Termination you shall maintain the confidentiality of the Confidential Information and will not use any of the Confidential Information for your own purposes, or for any purpose other than those of the Company until the date, if any, on which: (i) the relevant information becomes available to the public or is made available to you from a source that is not bound by an obligation of confidentiality to the Company, its subsidiaries, affiliates or associates; or (ii) you are required to disclose such information by any court or governmental or regulatory authority of competent jurisdiction (in which case you shall be entitled to disclose or make use of such information only to the extent you are so required).

(c)

Non-Solicitation. You shall not, without the specific prior written consent of the Company, during the Term and for a period of two (2) years after the Date of Termination, either on your own behalf or on behalf of, or in partnership, jointly or in conjunction with, any other person, contact or communicate solicit the services or entice away any person employed by or otherwise providing services to the Company or its subsidiaries on a full-time or part-time basis or solicit any customers, clients or suppliers of the Company or its subsidiaries to transfer any business from the Company or its subsidiaries to any other person.

(d)

Non-Competition. The purpose of this Subsection 5(d) is to protect the Confidential Information and to protect the Company from loss of goodwill and business advantage. For so long as you remain employed hereunder, and for a period of one (1) year following the Date of Termination, you shall not, either individually or in partnership or jointly or in conjunction with any other person, as principal, agent, shareholder or in any other capacity whatsoever, directly or indirectly carry on or be engaged in or concerned with or have any ownership or other interest in, or advise, lend money to, guarantee the debts or obligations of, or permit your name or any part thereof to be used or employed by or associated with, any Competitive Business; provided that nothing contained herein shall prevent you from owning not more than 1% of any publicly traded class of shares of any company or from acting in any capacity on behalf of the Company or any of its subsidiaries.

(e)

Return of Materials. All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and other data (including financial and other information) pertaining to the Company or its subsidiaries, affiliates or associates that may come into your possession or control shall at all times remain the property of the Company. Upon termination of your employment hereunder for any reason, you agree to immediately deliver to the Company all such property in your possession or directly or indirectly under your control. You agree not to make, for your personal or business use or that of any other party, reproductions or copies of any such property or other property of the Company or its subsidiaries, affiliates or associates.

(f)

Advice to Future Employers. For a period of one (1) year after the Date of Termination, if you, in the future, seek or are offered employment by another company, firm or person, you shall provide a copy of this Section 5 to the prospective employer prior to accepting employment with that prospective employer, but only if the prospective employer is in a Competitive Business.

(g)

Reasonable and Necessary Restrictions. You acknowledge that the restrictions contained in this Section 5, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect: (i) the Confidential Information; (ii) the Company from loss of goodwill and business advantage; and (iii) other legitimate business interests of the Company. You further acknowledge that any violation of this Section 5 will result in irreparable injury to the Company. In the event of a breach or a threatened breach by you of this Section 5, the Company is entitled to an injunction restraining you from the commission of the breach and to recover its attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing in this Section 5 may be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of money damages.

(h)

Construction. If any provision of this Agreement, including any provision of this Section 5, is invalid in part or in whole it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable. The parties will execute all documents necessary to evidence such amendment.

(i)

Consideration. The specific consideration for the covenants and agreements contained in the provisions of this Section 5 are: (i) your employment with the Company; and (ii) the Company’s grant of access to the Confidential Information; any one of which in and of themselves is specifically recognized and agreed to by you to be adequate and sufficient consideration for the enforcement and validity of the provisions of this Section 5, including, without limitation, the survival of said provisions pursuant to Section 13(f).

6.	Developments/Improvements

All ideas, inventions, trademarks, works of authorship and other developments or improvements thereto, conceived by you, alone or with others, during the Term, whether or not during working hours, that are within the scope of the Company’s business operations or that relate to any Company work or projects, are the exclusive property of the Company. You agree to assist the Company, at its expense, to obtain patents or copyrights on any such patentable or copyrightable ideas, inventions, works of authorship and other developments, and agree to execute all documents necessary to obtain such patents or copyrights in the name of the Company.

7.	Pre-existing Intellectual Property

Any intellectual property developed or created by you prior to the commencement of employment with the Company that is necessary for the performance of your responsibilities is set forth on Schedule B (“Pre-existing Works”). You hereby grant the Company a nonexclusive, worldwide, royalty-free, perpetual, sub-licensable and transferable right and license to exploit, exercise, use, reproduce, copy, modify and enhance such Pre-existing Works (the “Pre-existing Works License”). You further agree that following the Company’s request, given at any time and from time to time, you shall execute all documents necessary to evidence the existence of such Pre-existing Works License. To preclude any possible uncertainty, you have set forth on Schedule C attached hereto a complete list of all other intellectual property, if any, that you have, alone or jointly with others, conceived, developed or reproduced to practice or caused to be conceived, developed or reduced to practice, prior to the commencement of employment with the Company that you consider to be excluded from the definition of Pre-existing Works and that you wish to have excluded from the scope of the Pre-existing Works License granted herein.

8.	Repayment of Advances/Overpayment of Benefits

You agree in the event you owe the Company any sum of money at the time you cease to be actively employed by the Company, the Company may deduct the sum owed by you from any compensation due to you. In addition, to the extent permitted by law, you agree to allow the Company to deduct from your wages or other amounts due to you, any overpayments or unearned benefits, including, but not limited to, a deduction for paid time off, or tuition reimbursement made to or advanced to you by the Company.

9.	Prior Employment

You acknowledge that you will comply with any enforceable agreement or obligations that you may have to any third party, and that you are not limited in your ability to perform the essential functions of your job by order, judgment, or decree of any court or governmental agency. In performing services for the Company, you agree not to disclose or use any trade secret, confidential, or proprietary information belonging to any third party including but not limited to previous employers, and you hereby agree to indemnify and hold the Company harmless from any and all expenses, losses or damages it may incur, including, but not limited to, all expenses of defense and attorneys’ fees, caused by reason of your failure to comply with this obligation.

10.	Condition of Employment

You understand that this Agreement is being entered into as consideration of your employment with the Company. You have discussed this Agreement with your legal advisor and understand that it places certain restrictions on your future employment and business activities outside the Company.

11.	Arbitration

The parties specifically agree that any controversy, claim, or dispute arising out of this Agreement or any alleged breach hereof shall be resolved exclusively by arbitration. Any such arbitration shall take place in Nashville, Tennessee and be administered by American Arbitration Association (“AAA”) in accordance with the provisions of the Federal Arbitration Act and the Commercial Rules of AAA, except that the parties shall be entitled to make an oral presentation at a final hearing and each party shall have the right to conduct limited discovery (collectively, the “Rules”). Such discovery shall entitle each party to: (i) the production of and reasonable access to relevant documents and other information; and (ii) depose up to three witnesses. The Parties may modify the Rules by any other instructions that they agree upon at any time prior to the resolution of the dispute subject to the arbitration.

As soon as a demand for arbitration is made by either party, AAA shall proceed to provide a list of arbitrators from which the parties shall select a panel of three (3) neutral arbitrators in accordance with the Rules. If the parties are unable to select any of the arbitrators necessary, the AAA shall select some or all of the arbitrators pursuant to the Rules.

The arbitration panel shall render a full, complete, conclusive, and binding resolution of the dispute. The arbitration award shall assess all reasonable attorneys’ fees and costs, including the cost of the arbitration and the arbitrators’ compensation against the losing party. The arbitration panel will have no authority to award punitive or exemplary damages. Judgment on the award may be entered in any court having jurisdiction thereof.

12.	Handbook/ Code of Conduct Acknowledgement

You understand that the Company’s Associate Handbook, as it may be amended, is available on the Company intranet and it is your responsibility to familiarize yourself with the handbook and observe the procedures in it because it contains additional conditions applicable to your continued employment by the Company. In addition, you acknowledge that you have received a copy of the Company’s Global Code of Conduct and Ethics and agree to abide by its terms.

13.	General

(a)

Notice. Any notice or other communication to be given in connection with this Agreement shall be in writing and may be given by personal delivery or facsimile transmission addressed to the recipient as follows:

(i)	if to you:

Patrick W. Tolbert

7566 East Gem Shores Road

Hayden Lake, Idaho 83835

(ii)	if to the Company:

Sitel Operating Corporation

3102 West End Avenue, Suite 1000

Nashville, Tennessee 37203

Attn: President & COO

Fax: (615) 301-7183

or such other address or fax number as may be designated by notice by either party to the other. Any notice or other communication given by personal delivery or facsimile shall be conclusively deemed to have been given on the day of actual delivery or transmission thereof.

(b)

Modification, Amendment and Waiver. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party to be bound thereby. A waiver of any provision of this Agreement by either party shall not be construed as a waiver of a subsequent breach or failure of the same provision, or a waiver of any other provision.

(c)	Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior discussions, understandings and arrangements between the parties in respect thereof.

(d)

No Assignment. This Agreement shall inure to the benefit of and be binding upon your heirs, executors, administrators and legal personal representatives and the successors and assigns of the Company. This Agreement is personal to you and may not be assigned by you.

(e)

Severability. The invalidity or unenforceability of any provision or part of any provision of this Agreement shall not affect the validity or enforceability of any other provision or part thereof and any such invalid or unenforceable provision or part thereof shall be deemed to be severable, and no provision or part thereof shall be deemed dependent upon any other provision or part thereof unless expressly provided for herein.

(f)	Survival. The provisions of Sections 3, 4, 5, 6, 7, 8, 11, 12, and 13 shall survive any termination of this Agreement.

(g)

Acknowledgement of Understanding. You acknowledge that you: (i) have had sufficient time to review and consider this Agreement thoroughly; (ii) have read and understand the terms of this Agreement and your obligations hereunder; (iii) have obtained independent legal advice concerning the interpretation and effect of this Agreement; and (iv) you have entered into this Agreement voluntarily and without any pressure.

(h)

Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (c) “hereunder,” “hereof,” and words of similar import shall be deemed references to this Agreement as a whole and not any particular Section or other provision hereof; (d) “including” means including without limiting the generality of the description preceding such term; (e) “or” is used in the inclusive sense; and (g) the headings of Sections and Subsections in this Agreement are provided for convenience only and will not affect its construction or interpretation. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement be construed or interpreted against any party shall not apply to any construction or interpretation hereof. The Company and you agree and confirm that this Agreement is intended by both parties to provide for compensation that is exempt from Code Section 409A, and other compensation that is compliant with Code Section 409A. This Agreement shall be interpreted, construed, and administered in accordance with this agreed intent, provided that the Company does not promise or warrant any tax treatment of compensation hereunder. This Agreement shall not be amended or terminated in a manner that would accelerate or delay payment of pay except as permitted under Treasury. Regulations under Code Section 409A (to the extent applicable).

(i)	Incorporation of Exhibits and Schedules. The schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(j)	Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee, without reference to the principles of conflict of laws.

If the foregoing is in accordance with your understanding, kindly confirm your acceptance and agreement by signing where indicated below and returning a signed copy of this Agreement to the Company, which will thereupon constitute a binding and enforceable agreement between you and the Company.

Sincerely,

Sitel Operating Corporation
By	/s/ David Bedema

Title:	CLO & Secretary

/s/ Patrick W. Tolbert		11/24/10

Patrick W. Tolbert		Date

Schedule A to Executive Agreement – Pat Tolbert

Position:	Global Chief Financial Officer (officer appointment effective November 10, 2010

Term:	Three (3) years from the date of execution of this Agreement, unless terminated earlier by either party on thirty (30) days written notice.

Reports to:	President and Chief Operating Officer

Effective Date:	October 25, 2010

Status:	Exempt; Full-time

Base Salary:	$350,000 annualized. While the Company currently pays base salary on a bi-weekly basis, the Company reserves the right to change the frequency with which it pays all of its employees.

Bonus/Incentive:	(a) 2010 incentive plan year - a guaranteed bonus of $80,000 paid no later than March 15, 2011.

(b) 2011 incentive plan year - a guaranteed bonus of $425,000 accrued daily at a rate of 30 days per month and payable in equal quarterly payments of $106,250. Each payment will be paid no later than the 74th day after the end of the quarter. Accrual of the 2011 incentive plan year bonus ends on the last day of active employment. Upon termination you are entitled to receive only the bonus accrued as of the last date of active employment and all other rights to the 2011 incentive plan year bonus are forfeited.

(c) Incentive plan years subsequent to 2011 – Your bonus will be determined by agreement between you and the Compensation Committee of the Board of Directors and the President and Chief Operating Officer.

Associate Benefits:

During the Term, you will be eligible to participate in the Company’s comprehensive benefits package pursuant to the Company’s then current policy that makes such plans available to its associates on a cost-shared basis, and which plans are designed with the intent to give you choices depending on your personal situation. Included in the benefits package are items such as medical insurance, dental insurance, associate life insurance/accidental death and dismemberment insurance, 401(k) plan, short and long-term disability plans, flexible spending accounts and paid holidays. You will be eligible to accrue up to thirty (30) paid vacation days for each calendar year; vacation shall be provided in accordance with Sitel’s general policies related to vacation.

Office Location:

The Company’s corporate headquarters in Nashville, TN. You will be expected to travel domestically and internationally as needed. The expenses associated with any such travel shall be borne by the Company in accordance with its then current policy.

Housing Allowance:	The Company will provide you with a leased furnished apartment in Nashville costing not more than $3,000 per month including utilities and internet service.

Expenses:	In addition to reimbursement of your business expenses as set out herein, the Company will reimburse reasonable commuting expenses for you and/or your spouse between Nashville and Coeur d’Alene, Idaho. All expenses and claims for reimbursement shall be submitted in accordance with the Company’s expense policy and substantiated with receipts. Reimbursement will be made within a reasonable time of submission of the reimbursement request, but not later than the end of the calendar year after the year the expense is incurred.

Board Service:	You will remain a management member of the Board of Directors of Sitel Worldwide Corporation and shall receive compensation for such service as set by the Board of Directors.